As filed with the Securities and Exchange Commission on April 10, 2019

Registration No. 333-229761

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________

Outlook Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	2836	38-3982704
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

____________________

7 Clarke Drive

Cranbury, New Jersey 08512

(609) 619-3990

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________

Lawrence A. Kenyon

President, Chief Executive Officer and Chief Financial Officer

Outlook Therapeutics, Inc.

7 Clarke Drive

Cranbury, New Jersey 08512

(609) 619-3990

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Copies to:

Yvan-Claude Pierre Marianne C. Sarrazin Pia Kaur Cooley LLP 1114 Avenue of the Americas New York, New York 10036 (212) 479-6000	Lawrence A. Kenyon Outlook Therapeutics, Inc. 7 Clarke Drive Cranbury, New Jersey 08512 (609) 619-3990	Jack Hogoboom Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 (212) 262-6700

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (File No. 333-229761)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filter ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

This Registration Statement shall become effective upon filing with the Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-229761), as amended, declared effective on April 9, 2019 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II
Information Not Required In Prospectus

Item 16.   Exhibits and Financial Statement Schedules

a) Exhibits.

Exhibit No.	Description
5.1	Opinion of Cooley LLP
23.2	Consent of Cooley LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of registration statement on Form S-1 (File No. 333-229761), filed with the Securities and Exchange Commission on February 21, 2019, and incorporated by reference herein).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Cranbury, New Jersey, on April 10, 2019.

OUTLOOK THERAPEUTICS, INC.

By: /s/ Lawrence A. Kenyon
Lawrence A. Kenyon
President, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

* Ralph H. Thurman	Executive Chairman	April 10, 2019

/s/ Lawrence A. Kenyon Lawrence A. Kenyon	President and Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director (Principal Executive, Financial and Accounting Officer)	April 10, 2019

* Yezan Haddadin	Director	April 10, 2019

* Kurt J. Hilzinger	Director	April 10, 2019

* Pankaj Mohan, Ph.D.	Director	April 10, 2019

* Faisal G. Sukhtian	Director	April 10, 2019

* Joe Thomas	Director	April 10, 2019

* Joerg Windisch, Ph.D.	Director	April 10, 2019

By:  /s/ Lawrence A. Kenyon

      Attorney-in-Fact